                                                                      EXHIBIT 21

              SIGNIFICANT SUBSIDIARIES OF CENTERPOINT ENERGY, INC.

The following subsidiaries are deemed "significant subsidiaries" pursuant to
Item 601(b) (21) of Regulation S-K:

Utility Holdings, LLC, a Texas corporation and a direct wholly owned subsidiary of CenterPoint Energy, Inc.

CNP Investment Management, Inc., a Texas corporation and a direct wholly owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Resources Corp., a Delaware corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

CenterPoint Energy Houston Electric, LLC, a Texas corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

Texas Genco Holdings, Inc., a Texas corporation and an indirect wholly owned subsidiary of CenterPoint Energy, Inc.

(1) Pursuant to Item 601(b) (21) of Regulation S-K, registrant has omitted the names of subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" (as defined under Rule 1-02(w) of Regulation S-X) as of December 31, 2003.

(2) CenterPoint Energy Resources Corp. also conducts business under the names of its three unincorporated divisions: CenterPoint Energy Arkla, CenterPoint Energy Entex and CenterPoint Energy Minnegasco.